Exhibit 99.2.18

This document is a free translation. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail.

This document was made publicly available in Brazil in connection with the proposed merger of shares (incorporação de ações) under Brazilian law of Omega Geração S.A. (“Omega Geração”) by Omega Energia S.A. (“Omega Energia”).

Omega Geração and Omega Energia are Brazilian companies. Information distributed in connection with the proposed merger of shares (incorporação de ações) under Brazilian law of Omega Geração by Omega Energia is subject to Brazilian disclosure requirements that are different from those of the United States. Any financial statements or financial information included herein has been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed merger of shares, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed merger of shares, such as in open market or privately negotiated purchases.

# Omega Energia S.A.

## Appraisal Report of Equity at Market Prices

Sao Paulo/SP, September 23, 2021.

To the Directors and Shareholders of
**OMEGA ENERGIA S.A.**

Ladies and gentlemen,

Berkan Consultoria Empresarial Ltda., hereinafter called Berkan, presents the following results of the determination of equity values evaluated at market prices and of the share exchange ratio of Omega Geração S.A. ("Omega Geração") shares to be merged by Omega Energia S.A ("Omega Energia") and its respective operational subsidiaries on the base date of June 30, 2021, according to commercial proposal BK190/2021.

Omega Energia S.A., will undertake a corporate reorganization involving the merger of the shares issued by Omega Geração, a company with registration of an open company category "A" before the Brazilian Securities Commission ("CVM"), with headquarters in the city of Belo Horizonte, state of Minas Gerais, at Avenida Barbacena, no. 472, 4th floor, room 401, Bairro Barro Preto, registered in the National Corporate Taxpayers' Registry ("CNPJ/ME") under no. 09.149.503/0001-06, pursuant to Article 252 of Law 6.404/76 ("Corporations Law.").

The Omega Geração and Omega Energia value studies were evaluated according to the same criteria and on the same date. The valuation of the subsidiaries was carried out considering the criterion of equity at market prices, supporting the administration in the fulfillment of corporate bonds in accordance with the Corporations Law; Article 264, item II, paragraphs 1 and 2.

The result of the work, as well as the methodologies, criteria and assumptions of the projection considered, were the object of review, analysis and discussion with the administration and its legal advisors.

The procedures employed in this report are in accordance with the criteria established by the valuation standards, CTG 2002 of November 22, 2018 and CVM Instruction no. 361 of March 5, 2002. The equity at market prices methodology is based on the analysis of the assets and liabilities recorded in the company's balance sheet, adjusted to the value that a possible market participant would pay to obtain such assets or assume such liabilities.

# INDEX

# EXECUTIVE SUMMARY

| | |
|---|---|
| **Context and objectives** | Our work consisted in determining the values of equity at market prices and the substitution ratio of **Omega Geração shares** to be merged by **Omega Energia** and its respective operational subsidiaries on the base date of **June 30, 2021. The aim of the Report is to support management in the fulfillment of corporate obligations in accordance with Law 6.404/76, art. 264, on the base date above.** |
| **Assessment objects** | **OMEGA ENERGIA S.A**<br>A non-public corporation with headquarters in the city of Sao Paulo, state of Sao Paulo, at Alameda Santos, no. 1293, 4th floor, set 42, Neighborhood Cerqueira Cesar, enrolled in CNPJ/me under paragraph 42.500.384/0001-51<br><br>**OMEGA GERAÇÃO S.A**<br>Public limited company, with headquarters in the city of Belo Horizonte, state of Minas Gerais, on Avenida Barbacena, 472, 4th floor, sala 401, Bairro Barro Preto, registered in CNPJ/me under no. 09.149.503/0001-06 |
| **Disclosure** | This document may be disclosed and included in the protocol and justification of the operation and in management's proposal to meet the corporate obligations provided for in Article 264 of the Corporations Law. For other cases, this document may not be copied or distributed, in whole or in parts, without prior approval from Berkan. Berkan shall not be liable if this report is used, in whole or in parts, by third parties or for any other purpose. This report should be interpreted in its full version. |

# LIMITATIONS OF RESPONSIBILITY AND EXCEPTIONS

Reading the following information is essential for understanding the limitations of responsibility of this report:

- In order to prepare this report, we held discussions with the administration and its representatives regarding its current operations and future prospects, as well as current situation and trends of the Brazilian market. We examine certain financial and non-financial information from the companies and subsidiaries, which have been provided to us. The projections presented in this document are the result of technical discussions involving all parties, and it is important to emphasize that Berkan is not responsible and does not provide guarantees regarding the effect of these;
- We declare that we are not aware of any action by the Contractor with the intention of directing, limiting or hindering our work, including in relation to the practice of acts that may have compromised our access to relevant information to our conclusion;
- This report does not represent, under any circumstances, advice or recommendation from Berkan, the decision being taken on the use of the information contained herein solely and exclusively responsible for the access to it. In this way, Berkan, its partners and professionals are exempted from liability for any loss arising from the transaction in which this report is inserted;
- The scope of this work does not include auditing of financial statements or due diligence. In addition, since this document was developed for the exclusive use of the Contractor, it should not be presented or distributed to third parties without the prior authorization of Berkan;
- We reserve the right to review the calculations included in this report and to review our opinion if we have further knowledge of information not available when this report is issued;
- We assume, except when otherwise communicated, that there are no burdens or charges affecting the societies that are the object of our valuation;
- Berkan shall not be liable for direct or indirect losses or for any lost profits arising from the use of this Report;
- The values of assets and liabilities in this Report represent an estimate of their market values and therefore should not be considered as indicative or representative of the actual transaction values with third parties, where the interest of each party involved in trading may differ from its market values;
- The Report presents all the limiting conditions imposed by the methodologies adopted, when any, that may affect the analysis, opinions and conclusions contained therein; and
- Berkan has no interest, direct or indirect, in the companies involved in the operation, as well as there is no other relevant circumstance that may characterize conflict of interest.

# STOCK EXCHANGE RATIO

Based on the results presented in this Report, the following table presents the exchange ratio of shares of **Omega Geração** with *the holding* **company Omega Energia,** in the context of the process of incorporation of shares, for purposes of compliance with Article 264 of the Corporations Law:

The equity assessed at market prices valuation method is based on the analysis of the assets and liabilities recorded in the company's balance sheet, adjusted to the value that a possible market participant would pay to acquire such assets or assume such liabilities. In accordance with Annex III of CVM Instruction 361, dated 2002, the value of equity evaluated at market prices shall be determined on the basis of the sale or liquidation of assets and payable separately under the following conditions: (a) the market value must correspond to the value expressed in cash or equivalent to which the property (or any other asset or liability) could be exchanged between a buyer and a seller, with reasonable knowledge of both and without compulsion for purchase or sale by one or both; and (b) the value of the assets shall be assessed by reference to market prices under ordered settlement conditions, or "cash equivalents", i.e. the settlement value under forced sale conditions at any cost shall not be considered.

| STOCK EXCHANGE RATIO – EQUITY MARKET VALUE | | |
|---|---|---|
| | OMEGA GERAÇÃO | OMEGA ENERGIA |
| EQUITY AT MARKET VALUE (R$ MILLION) | 4,760,958 | 2,822,165 |
| TOTAL NUMBER OF SHARES (EX-TREASURY) | 199,930,339 | 253,876,058 |
| R$ PER SHARE | 23.8131 | 11.1163 |
| **EXCHANGE RATIO** | | **2.142175053** |

# EQUITY VALUE AT MARKET

The table below represents the equity evaluated at market prices of **Omega Geração**, with the respective adjustments in the main accounts, on the base date of this Report.

| Omega Geração Balance Sheet (R$ MIL) | Financial Statements June 30, 2021 | Market adjustments | Financial Statements at Market June 30, 2021 |
|---|---|---|---|
| **Current assets** | **586,243** | **-** | **586,243** |
| Other credits | 53,449 | - | 53,449 |
| Investments | 5,202,740 | 1,897,077 | 7,099,817 |
| Immobilized | 8,721 | - | 8,721 |
| Intangible | 16,394 | - | 16,394 |
| **Non-current assets** | **5,281,304** | **1,897,077** | **7,178,381** |
| **TOTAL ASSETS** | **5,867,547** | **1,897,077** | **7,764,624** |
| | | | |
| **Current liabilities** | **294,817** | **-** | **294,817** |
| Loans, financing and debentures | 2,002,452 | - | 2,002,452 |
| Rental liabilities | 10,665 | - | 10,665 |
| IRPJ and CSLL deferred | 41,079 | 645,006 | 686,085 |
| Other obligations | 9,647 | - | 9,647 |
| **Non-current liabilities** | **2,063,843** | **645,006** | **2,708,849** |
| **TOTAL LIABILITIES** | **2,358,660** | **645,006** | **3,003,666** |
| | | | |
| **TOTAL EQUITY** | **3,508,887** | **1,252,071** | **4,760,958** |
| **TOTAL LIABILITIES AND EQUITY** | **5,867,547** | **1,897,077** | **7,764,624** |

# EQUITY VALUE AT MARKET

The table below represents the equity evaluated at market prices of **Omega Energia,** with the respective adjustments in the main accounts, on the base date of this Report .

| Omega Energia Balance Sheet (R$ MIL) | Financial Statements June 30, 2021 | Market adjustments | Subsequent events | Financial Statements at Market June 30, 2021 |
|---|---|---|---|---|
| **Current assets** | **1,203,866** | **(9,075)** | **(173,737)** | **1,021,054** |
| Restricted box | 510,411 | - | - | 510,411 |
| Customers | 38,108 | - | - | 38,108 |
| IRPJ and CSLL deferred | 157,237 | - | - | 157,237 |
| Other credits | 63,612 | - | - | 63,612 |
| Investments | 814,015 | 3,132,553 | 53,031 | 3,999,599 |
| Immobilized | 7,007,318 | - | - | 7,007,318 |
| Intangible | 1,093,832 | - | - | 1,093,832 |
| **Non-current assets** | **9,684,533** | **3,132,553** | **53,031** | **12,870,117** |
| **TOTAL ASSETS** | **10,888,399** | **3,123,478** | **(120,707)** | **13,891,171** |
| | | | | |
| **Current liabilities** | **1,152,965** | **-** | | **1,152,965** |
| Loans, financing and debentures | 5,385,850 | - | - | 5,385,850 |
| Suppliers | 252,923 | - | - | 252,923 |
| Rental liabilities | 107,743 | - | - | 107,743 |
| IRPJ and CSLL deferred | 72,609 | 1,065,068 | - | 1,137,677 |
| Other obligations | 24,494 | - | - | 24,494 |
| **Non-current liabilities** | **5,843,619** | **1,065,068** | **-** | **6,908,687** |
| **TOTAL LIABILITIES** | **6,996,584** | **1,065,068** | **-** | **8,061,652** |
| | | | | |
| **Equity attributable to controllers** | **1,400,788** | **1,272,863** | **124,791** | **2,822,165** |
| Participation of non-controllers | 2,491,027 | 785,547 | (245,497) | 3,007,353 |
| **TOTAL EQUITY** | **3,891,815** | **2,058,410** | **(120,707)** | **5,829,519** |
| | | | | |
| TOTAL LIABILITIES AND EQUITY | 10,888,399 | 3,123,478 | (120,707) | 13,891,171 |

# DESCRIPTION OF THE TRANSACTION

Omega Energia, *the holding company* of the controlling shareholders of Omega Geração, which, on the date of the operation, will hold development assets and shares representing approximately 36,82% of the share capital of Omega Geração, proposes to incorporate the totality of the shares of Omega Geração (With the exception of shares already owned by Omega Energia and treasury stock). The substitution relationship to be adopted in the operation was negotiated between the administrations of Omega Energia and Omega Geração, considering the economic value of both companies, based on cash flow methodology discounted to present value.

According to Article 264 of the Corporations Law, when the operation involves controlling and controlled company (and Omega Energia will be the controlling company of Omega Geração at the time of the consummation of shares), the administrators must include in the justification presented to the general meeting, for exclusively informational purposes, the calculation of the exchange ratio of the shares incorporated by the shares of the acquiror, based on the equity of the companies valued at market prices. The present report was prepared with the objective of providing legal and corporate support for this operation in accordance with Article 264 of the Corporations Law.


Omega Energia
Omega Geração
100% of Omega Geração + stock* assets in development

*except for treasury shares

# VALUATION METHODOLOGY

## ASSET APPROACH: EQUITY VALUED AT MARKET PRICES

This methodology is derived from accounting practices adopted in Brazil, in which financial statements are prepared based on the principle of historical cost or acquisition cost or adjusted to fair value when required. According to these accounting practices, the book value of an enterprise's equity is equal to the accounting value of the assets discounted by the accounting value of the liabilities.

The application of the methodology takes as its starting point the accounting values of assets and liabilities and requires adjustments to some of these items, in order to reflect their likely achievement values. The result of the application of this method can provide an initial basis for estimating the value of the company, as well as a useful basis for comparison with the result of other methodologies.

On the other hand, the basic principles of economics allow the following valuation technique to be created: The value defined for the assets minus the value defined for the liabilities equals the value defined for the equity of an enterprise. From a valuation perspective, relevant value definitions are those appropriate for the purpose of the valuation.

The approach of the assets, therefore, aims to evaluate an enterprise by adjusting the book value (net balance) to its respective fair values. The assets and liabilities deemed relevant are valued at fair market value, compared with the book value (net balance) of the goods.

These adjustments, duly analyzed, are added to the value of the net book assets, thus determining the company's market value by the assets approach.

## GENERAL ASSESSMENT CRITERIA

This report was prepared with the purpose of complying with the current legislation, in the context of the corporate reorganization of Omega Energia, as described in the executive summary.

# INFORMATION BASE

For the market valuation of equity, the fair values of assets and liabilities are determined and the audited financial statements are the the starting point of the methodology. The main information and documents, in addition to the steps in the assessment process, are as follows:

- Reading and analyzing the audited financial statements;
- Balance of companies on the base date of June 30, 2021;
- Organization chart of the group;
- *Accounting portfolio aging* to be received;
- *Paying* Account Wallet Aging;
- Analysis of the assets and liabilities accounts recorded in the balance sheet of the companies, with the aim of identifying the accounts susceptible to adjustments, as well as the calculation and its likely market values.
- Interviews with members of the companies evaluated;
- Management information of the main assets and liabilities of the companies;
- Public data on the operating sector of the companies evaluated
- Other information made available, including verbally through meetings and technical discussions with the Company's Administration.
- Application of the equity method on equity to market value of the controlled and related companies for the calculation of the value of investments.
- Calculation of the fair market value of the equity of the companies.

By analyzing the accounting statements of the companies, we understand that the most relevant assets are investment assets.

The assessment method for each account/account group can be viewed in the next chapter of this report. We point out that the identification and valuation of any assets and liabilities not registered or disclosed by the Company Administration was not the object of this work.

Berkan
AUDITORIA & CONSULTORIA

# VALUATION APPROACHES

## MARKET APPROACH

The fair value of the asset is estimated by comparing similar or comparable assets that have been sold or listed for sale on the primary or secondary market. In the case of intangible assets, sales or market prices are rarely available, since they are usually transferred only as part of a business, not in an isolated transaction, which makes this approach rarely used in the valuation of intangible assets.

## INCOME APPROACH

Defines the asset value as the current value of the future benefits that result from your ownership right. The fair value of future cash flows that the asset will generate during its useful life is designed based on current expectations and assumptions about future conditions. However, it should be noted that synergies or strategic effects different from those performed by market participants should not be included in the projected cash flows.

## INVESTMENTS

Omega Geração and Omega Energia operating investments in energy assets were evaluated by income approach. This approach is based on the continuity of the activities of the cash-generating unit (UGC), its potential for generating future economic benefits, which are evaluated at present value by a discount rate that reflects the risks of the UGC. Cash-generating unit is the smallest identifiable asset group that generates cash, which are largely independent of other asset box entries or other asset groups. The results obtained are shown on the next pages.

## DEFERRED INCOME TAX

In the context of the application of the Equity methodology evaluated by the fair market value, na important item refers to the calculation of the Tax of deferred income liabilities. As more value is attributed to the assets of the companies evaluated, since, in a possible scenario of divestiture of these companies, from the perspective of the company, income Tax on the capital gain would be incurred, It is also necessary to determine and indicate deferred income Tax on these adjustments.

Thus, this was an item analyzed and reflected in the study.

# EVENTS AND ADJUSTMENTS CONSIDERED IN THE VALUATION

The table below lists the general criteria for assessing each account and/or group of accounts of the companies involved in the operation:

It should be noted that with the advent of Law No. 11.638/2007, which instituted the adoption of IFRS for the elaboration of the Accounting statements, through the technical statements issued by the Accounting pronouncements Committee – CPC, the balances of financial assets and liabilities began to reflect, in general, their fair value and non-financial assets might, in some cases, have their balances adjusted by the recoverable amount. Therefore, part of the balances presented in the Accounting statements of the companies subject to this report are identical to their market value.

| ACCOUNT GROUP | DESCRIPTION | ASSESSMENT CRITERIA |
|---|---|---|
| **Cash, cash equivalents and financial applications** | The financial applications carried out by the companies and their subsidiaries in the period ended June 30, 2021 are classified as cash and cash equivalents and securities held for trading and are measured by their respective fair values.<br>Cash and cash equivalents include, in addition to bank account balances, bank deposit certificates, and equity shares of public securities investment funds, with daily liquidity and redeemable at the issuer. | Considered the book value as no sign of adjustment to market value was identified. |
| **Taxes to recover** | Includes tax credits arising from the Company's commercial operations, financial investments and the acquisition of equipment.<br>Represented by:<br>Income Tax, Social contribution, IOF to be recovered and IRRF Credits on financial applications that are used as deductions in the value assessments to be collected from each verification period. | Considered the book value as no sign of adjustment to market value was identified. |
| **Accounts to receive<br>(Rolling assets and long-term realizable)** | Represents the values to be received by the sale of energy by the Company. The amounts to be received are initially recorded at fair value and subsequently measured at amortized cost, deducted from any loss estimates to cover any losses incurred in their realization, where applicable.<br>There are no outstanding balances at 30 June 2021, so no adjustments for estimated losses with doubtful settlement credits were necessary. | Valued, where applicable, at the amount to be received, net of interest embedded in the selling price. |
| **Dividends to receive** | Dividends to be received from subsidiaries | Considered the book value as no sign of adjustment to market value was identified. |

| ACCOUNT GROUP | DESCRIPTION | ASSESSMENT CRITERIA |
|---|---|---|
| **Other credits** | Substantially represented by:<br>Related Parties: Refer to expenses for shared structure and employee loans.<br>Capital increase Resources: In the quarter ended June 30, 2021, the Company allocated R$819.563 for capital increase in the subsidiary Santa Vitória do Palmar, representing 100% of the outstanding value, compared to 78% of the common shares. The amount of R$180.304 is the result of the participation of the minority shareholder of 22% of the common shares, which will be converted into capital as part of the corporate restructuring plan of the subsidiary. | Considered the book value as no sign of adjustment to market value was identified. |
| **Investments** | In the financial statements, financial information of the jointly controlled and controlled companies, as well as related companies, is recognized through the equity method. The remaining investments are recorded at the acquisition cost and deducted from the provision for adjustment to the realization value, when applicable.<br>The accounting policies of jointly controlled and controlled companies are aligned with the policies adopted by the Company. | The accounting balances in the balance sheet of the companies controlled by Omega Geração and Omega Energia, when applicable, were adjusted to the fair market value. Omega generation operating investments in energy assets were evaluated by income approach. This approach is based on the continuity of the activities of the cash-generating unit (UGC), its potential for generating future economic benefits, which are evaluated at present value by a discount rate that reflects the risks of the UGC. The share value of these subsidiaries in these companies was then adjusted on the basis of the equity method, based on fair market value of the equity of their subsidiaries. |
| **Immobilized** | It is recorded in the historical cost deducted by the accumulated depreciation, adjusted to its recovery values, when applicable. Depreciation is calculated by the linear method and takes into account the estimated economic life of the goods, revised annually, and adjusted prospectively, when applicable. | Considered the book value as no sign of adjustment to market value was identified. |
| **Intangible** | Represented by software and right of use. Intangible assets with defined useful life acquired are recorded at cost, deducted from amortization and losses due to reduction to accumulated recoverable value. Amortization is recognized linearly based on estimated useful life of assets. The estimated useful life and amortization method are reviewed at the end of each exercise and the effect of any changes in estimates is prospectively accounted for. | Considered the book value as no sign of adjustment to market value was identified. |

| ACCOUNT GROUP | DESCRIPTION | ASSESSMENT CRITERIA |
|---|---|---|
| **Loans and financing – rolling liabilities and long-term liabilities.** | Loans for the acquisition of assets, working capital and others.<br>These property items are initially recognized for the fair value in receiving the resources, net of transaction costs. | The financing, in most cases, has its charges fixed on the basis of CDI, IPCA or TJLP, for the case of specific financing taken from BNDES. According to the ITR's note of financial instruments, there is no market-relevant adjustments. |
| **Debentures – rolling and long-term liabilities.** | All Debentures were considered by their face values. | As noted in the note of financial instruments in the NRTIs, there are no relevant market adjustments. |
| **Suppliers** | Most of the obligations with suppliers were considered due by their accounting values, since they are very short-term liquidations. | Considered the book value as no sign of adjustment to market value was identified. |
| **Labor and social obligations** | Values considered at face value. | Considered the book value as no sign of adjustment to market value was identified. |
| **Tax obligations and other taxes and contributions** | ICMS, PIS, COFINS, CSRF and other tax obligations to be collected were considered at the full amount due. | Considered the book value as no sign of adjustment to market value was identified. |
| **Leasing – current and long-term liabilities.** | The Company leases lands in the wind farms and binds the lease to a percentage of the revenues resulting from the energy generation of the enterprises. These contracts have duration similar to the government authorization periods for operation of the parks, usually 35 years.<br>The Company recognizes a lease liability in the balance sheet at the present value of payments plus directly allocated costs | As noted in the note of financial instruments in the NRTIs, there are no market adjustments. |
| **Deferred taxes – long-term chargeable** | Tax debts constituted on advantageous purchase in the acquisition of Pirapora, Chui and Winds of Bahia 1 and 2 | Considered the book value as no sign of adjustment to market value was identified. |
| **Other obligations – current liabilities and Long term Liabilities** | Represented by:<br>Customer antecipation: Anticipated energy sales contract receipts in which it will be appropriate for the same reason as the power delivered and invoiced competency.<br>Related parts: They refer to the purchase of the shares of Assuruá – Eolic Centers Assuruá, owner of the projects Assuruá I and Assuruá II, in Bahia, of the IEER FIP and to the allocation of payroll and expense expenses (rentals, condominium, third-party services, office supplies and cleaning, among others).<br>Labor contingency provisions: Values considered immaterial for accounting value review.<br>Other Miscellaneous provisions: lower relevance ammounts. | Considered the book value as no sign of adjustment to market value was identified. |

# ASSET VALUATION – ENERGY INVESTMENTS

| Projects | Description |
| --- | --- |
| Delta Piauí | The Delta Piauí wind Complex, located in the municipalities of Parnaíba and Ilha Grande, has an installed capacity of 144,8 MW and consists of 06 enterprises, divided into: Delta 1, which started operations in 2014; and Delta 2, which started operation in 2016. |
| Gargaú | The Gargaú wind complex had its energy commercialized via the Federal Government's Program of incentives to alternative sources of Electric Energy (Proinfa), and its acquisition was completed by Omega in 2012. |
| Delta Maranhao | The Delta Maranhao wind Complex, located in the municipalities of Paulino Neves and Barreirinhas, is the first wind power plant in the State. It has an installed capacity of 426 MW and consists of 15 enterprises, divided into: Delta 3, which started operations in 2017; Delta 5 and 6, which started operations in 2018; and Delta 7 and 8, beginning of the commercial operation (COD) in October 2019. |
| Assuruá | The Assuruá wind Complex, located inside Bahia, has an installed capacity of 353 MW and consists of 15 projects, being 13 wind power plants winning the reserve Energy Auctions (LLER) from 2013 and 2014, Beginning of the commercial operation (COD) in April 2016 and February 2018, and two other wind power plants that won the New Energy Auctions A-5 (LEN A-5) in 2014, beginning of the commercial operation in April 2019. |
| Needle saw | Located in the Pardo Pequeno River, the SHPP Serra das Agulhas had its energy sold in auctions A-5 of 2013 and 2016 and will start operations in December 2016. |
| Indaiás | The Indaiás complex has an installed capacity of 32,5 MW and consists of two SHPPs (small Hydroelectric Power Stations), located in the city of Cassiland, Mato Grosso do Sul, which started its operation in 2012. |
| Popcorn | Located in the Manhuacu River, SHPP Pipoca was Omega's first venture to enter into commercial operation in 2010. |
| Pirapora | The largest solar power plant in operation in Brazil, the Pirapora complex is located in Minas Gerais and consists of 11 power plants in operation. Omega Geração owns 50% of the complex, in a joint venture with EDF Renewables. |
| Chui | Located in the municipalities of Chuí and Santa Vitória do Palmar, in Rio Grande do Sul, the Chuí wind Complex totals 582,8 MW of installed capacity. Since the acquisition of the complex at the end of 2020, Omega has pre-paid the financing of the assets to BNDES and BRDE as part of the plan to incorporate these assets into holding. |
| VDB | The acquisition of 50% of the VDB wind Complex in Bahia represented the extension of the partnership between Omega and EDF Renewables. Currently, the complex has 182,6 MW operating in phases 1 and 2 and another 181,5 MW under construction in phase 3, which the purchase contract was signed in July 2021. |

# ASSET VALUATION – ENERGY INVESTMENTS

| Projects | Description |
|---|---|
| Assuruá 4 | In the Assuruá complex, located between the municipalities of Xique-Xique and Gentio do Ouro in the state of Bahia, are located the Assuruá 1, Assuruá 2 and Assuruá 3 wind complexes, owned by Omega Geração. Assuruá 4 is an expansion of the Project with an installed capacity of 211,5MW, works started in June/21. |
| Assuruá 5 | Assuruá 5 is another expansion of the Assuruá Project with an installed capacity of 243.6MW, planned for the second quarter of 2022. |
| Sun Address | The Morada do Sol complex is located in the municipality of Aquiráz in the state of Ceará. The Morada do Sol project is located in a privileged region from the energetic potential point of view and is located 30 km from Fortaleza, which favors the logistics of the enterprise. Installed capacity of 261.4MW, construction works planned for the first quarter of 2023. |

# ASSETS ANALYZED WITHOUT ADJUSTMENT TO ASSIGNED MARKET

## SOFTWARE

According to discussions with the company administration, the balance entered under the software/intangible item in the balance sheet of assets of the companies refers to software and programs aimed at the more efficient management of the operating units and all management of the volume of energy generated and marketed, this is an asset intended for internal use and not income-generating with third parties.

In this sense, and in view of the fact that the company already accounts for the historical cost incurred in the development of this asset and amortizes it according to its proper useful life, the valuation of this asset was not considered applicable.

## CONTINGENCIES

Companies have probable contingency balances mapped and quantified by their administration, as disclosed in their financial statements.

Using the information of the active processes on June 30, 2021, there was an adjustment provision of 30% of the possible risk contingencies, totaling R$ 60,65 million and for the remote risk processes no loss percentages were attributed, for adjustment in market value in companies.

## OTHER ASSETS AND LIABILITIES

For the other assets and liabilities, after analysis and discussion with the company administration, no application or need to adjust the market was identified, and their accounting balances were considered as the best estimate of their respective market values.

# INFORMATION ABOUT THE EVALUATED COMPANIES

## OMEGA GERAÇÃO S.A

Omega Geração is a reference investment platform and the largest renewable generator in Brazil. Its portfolio adds 1.869 MW of installed capacity, enough energy to supply approximately 430 thousand homes, including wind, water and solar operating assets. It is present from north to south in all energy sub-markets, combining geographic diversification with natural resources in high capacity-factor locations and first-line equipment.

Omega Geração is an energy company listed on the stock exchange and has had exponential growth in the last few years, 7.3x in 3 years.



Solar; 161...
Hydro; 83...
Wind;...
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| | Asset | Ins. Cap. | Share | Incorporation Date |
|---|---|---|---|---|
| Wind | 1 \| Delta Maranhão | 426.0 | 100% | 2017<br>2019<br>2020 |
| | 2 \| Delta Piauí | 144.6 | 100% | 2014<br>2017 |
| | 3 \| Ventos da Bahia 1 e 2 | 91.3* | 80% | Dec-20 |
| | 4 \| Assuruá | 353.0 | 100% | 2019<br>2020 |
| | 9 \| Gargaú | 28.1 | 100% | 2012 |
| | 10 \| Chuí | 582.8 | 78%<br>99.99% | Nov-20 |
| Hydro | 5 \| Serra das Agulhas | 30.0 | 100% | 2017 |
| | 6 \| Pipoca | 20.0 | 61% | 2010 |
| | 8 \| Indaiás | 32.5 | 100% | 2012 |
| Solar | 7 \| Pirapora | 160.5* | 80% | 2018 |
| | Total | 1,869 | | |

1,869 MW of 100% renewable capacity

R$ 8.9 bn invested

7.3x capacity growth since IPO

776 ktons of $CO_2$ avoided[1]

Founded in 2008, Omega Geração is a company that owns on June 30, 2021, the operation of 79 enterprises, considering their direct and indirect subsidiaries, located in the states of Maranhao, Mato Grosso do Sul, Minas Gerais, Bahia, Piauí, Rio de Janeiro and Rio Grande do Sul.

The activities are regulated and supervised by ANEEL. Any change in the regulatory environment may impact activities. The energy produced is mainly sold through long-term contracts, with fixed prices indexed to inflation, either in the regulated contracting environment, through the auctions promoted by ANEEL(ACR), or in the free contracting environment (ACL).

## CORPORATE STRUCTURE

Omega Geração is controlled by Tarpon Resource Manager SA and LAMBDA background 3. It also has as shareholders: Compass Group LLC, Verde Asset Management S.A. and others.

# INFORMATION ABOUT THE EVALUATED COMPANIES

## OMEGA GERAÇÃO S.A

Subsequent events:

- On August 20, 2021, there was an increase in the share capital of Omega Geração as a result of the granting of a stock option of R$4.783 with a subscription of 328.966 shares.
- Issue of Omega Geração shares after the exercise of stock purchase options in the amount of R$ 2.013 represented by 137.158 shares, on a date to be defined.
- Integration of the advance for capital increase of R$180.304, resulting from the participation of the minority shareholder of 22% of the common shares held by Brazil Plural Asset Management holding, controlled by Brave Winds Geradora S.A., on a date to be defined.
- Capital increase with issue of shares in the amount of R$ 116.700 represented by 3.236.980 shares, as defined in the Ordinary General Meeting on April 30, 2021, to be effective on a date to be defined.

# INFORMATION ABOUT THE EVALUATED COMPANIES

## OMEGA GERAÇÃO CONTRACT PORTFOLIO

Omega's contract portfolio consists predominantly of long-term contracts, indexed to inflation and with high-quality credit counterparties.

These contracts are divided into:

- New Energy auctions (LEN) of annual and quadrienal[1] band availability contracts, which stabilize cash flow against monthly and annual variations;
- Reserve Energy auctions (READ) with annual and quadrennial bands and no exposure to spot prices, since any surplus or power generation deficit is sold within the PPA at fixed prices; and
- Bilateral PPAs with high-quality counterparties;

The Company's production is almost 100% contracted in the medium term (above 90% by 2023) and we remain focused on optimizing the energy balance and improving the operational performance of our assets to maximize the results on contracted revenues.

Omega Geração has 86,6%. of its portfolio compromised in the Long term between the ACR and ACL contracts. The weighted average term of the contracts of the Company's portfolio is currently 13,1 years.

2Q21 PPA Distribution (%)[2]


Uncontracted
4%
Bilateral
42%
Regulated
54%

[1] excess or energy deficits within the band are compensated at the end of the period.
[2] considers current operating portfolio and contemplates compensated at the end of the period. 50% participation in unconsolidated assets.

# INFORMATION ABOUT THE EVALUATED COMPANIES

## OMEGA ENERGIA S.A

Omega Energia S.A. ("Companhia") was formed on June 28, 2021, originally under the name of NK 124 Empreendimentos e participations S.A.. On September 16, 2021, the Company's Extraordinary General Meeting was held, in which, among other deliberations, the change in its name was approved, as currently existing.

The Company is involved in a corporate reorganization in the process of implementation ("Corporate reorganization") which will result in (I) the transfer of selected assets from Omega Energia Desenvolvimento S.A. ("OD") to Omega Desenvolvimento S.A. ("New OD"); And (ii) the assumption by the Company of control of Omega Geração S.A. ("OG") and ownership of all shares issued by New OD. In addition, if the Merger of shares is approved, the Company will hold 100% of Omega Geração's participation.



Omega Energia
Omega Geração S.A
New OD
100%
100%
100%
100%
100%
99%
100%
100%
100%
100%
Kuara
Delta 10
Ibiapaba
Sigma
Morada do Sol[(a)]
OMCd[(b)]
OMC[(c)]
ODUS
Assuruá 4
Assuruá 5
ODMA (Delta 4)
Assets
SPEs

Berkan AUDITORIA & CONSULTORIA

# INFORMATION ABOUT THE EVALUATED COMPANIES

## OMEGA DESENVOLVIMENTO S.A. ("NEW OD")

New OD was formed from the transfer of selected assets from Omega Energia Desenvolvimento S.A. ("OD") to Omega Desenvolvimento S.A. ("New OD"). New OD is the subsidiary of the Company that owns renewable energy generation projects, notably wind and solar sources, as well as options to purchase new projects in the regions of better utilization of natural resources in Brazil.

The projects and purchase options that make up the portfolio are in different stages of development, commonly referred to as "early-stage", "Mid-stage", "late-stage", and "deployment." In this way, New OD acts as an incubator of high quality projects in the market with two forms of action: (i) performing the identification of areas with high energy potential and performing the development of projects in full; and (ii) prospecting and trading in the market projects in the most varied stages of development. In both situations New OD uses strict technical quality criteria with integrated development between land, communities, environment, energy resource and deployment project so that its projects will mature in a manner consistent with what will be built.

As provided for in its Bylaws, New OD has as its social object: (i) participation and development, either directly or through a joint venture (partnership), consortium or any other company in whose share capital New OD has a stake, of renewable energy assets, including, but not limited to, Small hydroelectric power plants (HCP) and wind farms (CGE) and biomass thermal power plants (UTE); (ii) participation in other societies; and (iii) ancillary activities necessary to fulfill the social object of New OD.

# STAFF INFORMATION



**Bradlei Ricardo Moretti**

Responsible Partner

47 **3035-2668**
47 **99950-0126**
bradlei@berkan.com.br

Bradlei has 25 years of experience in the provision of Audit and Consulting Services acting as a partner in a global audit firm (Ernst & young Auditors).

He is currently the responsible partner of **BERKAN. Responsible for the Audit work of Financial statements, Corporate Governance, risk Management and Internal Controls, for companies of various segments, mainly in the Utilities sector.**

Bradlei is Master in Accounting Science (FURB/SC), has MBA in the Electrical sector (FGV/SP), MBA in Administration (FGV/RJ), Postgraduate in Management Accounting and Finance (FAE/PR) and graduated Accounting Sciences (FURB/SC).

Has been certified Project Management Professional – PMI on 1245352 since March 2009; Certification in Control Self Assessment – CCSA; Certification in risk Management Assurance – CRMA; Member of the Institute of Internal Auditors of Brazil – IIA; Member of the Institute of Independent Auditors of Brazil – IBRACON; Affiliated to CRC/SC under SC 023618/O-6 and Registration in the National Register of Independent Auditors – CNAI under No 4028.



**Tatiane Schmitz**

Audit and Consulting Partner

47 **3035-2668**
47 **99217-6721**
tatiane.schmitz@berkan.com.br

Audit Partner at **BERKAN** Auditors with more than 10 years of professional experience. Of these, 03 years dedicated to the audit work of the financial statements at the EY Independent Auditors.

Tatiane is formed in Accounting Sciences by UDESC, post graduate in Audit and MBA in Project Management and Comptroller and Finance. He has already worked in several sectors, such as Civil Construction, Shopping Centers, diversified Product Industrias, Commerce and Retail, ports, Cooperative and Electrical sector. It has experience in auditing practices for BRGAAP and IFRS. It also has extensive knowledge of the auditing standards and methodologies related to NBC Pas and NBC Tas.

He has audited the financial statements of large national and international companies and is responsible for independent audit work, due diligence, accounting and financial consulting, *valuation, impairment* and HIPC.

He was responsible for client projects such as Engie, Eneva, Equatorial, Enerisa, Elera Renováveis, Statkraft, among others.

Tatiane is affiliated to CRC/SC under No. SC 038070/O and Registration in the National Register of Independent Auditors – CNAI under No 5006.

# STAFF INFORMATION



### Osmar Vargas Junior

Corporate Finance Partner

47 **3035-2668**
11 **98224-7731**
osmar.vargas@berkan.com.br

Osmar has more than 15 years of professional experience in financial advice for the purchase and sale of companies (advisory), business and business assessments, debt operations, financial and operational restructuring, project finance, startups, purchase price allocation (PPA), valuation of intangible assets, strategy and management.

A degree in Mechanical Engineering from the Polytechnic School (USP), has a Master's degree in Economics with an emphasis on Finance from the INSPER – Teaching and Research institution. PhD in Electrical Engineering from the Polytechnic School. Graduating in Accounting Sciences from FIPECAFI. He has also held several specialization courses in the financial area in the FIA.

Main customers served: Allele, BB, Mapfre, Bradesco Bank, Fiber Bank, Banco Santander, BICBANCO, BR Partners, BTG, BVA, Bunge, BW, Celesc, Cobra Energia, Brennand Group, Energisa Group, Engie, Equatorial Group, GPA, Martins Group, Natura, Neoway, Schneider Electric, Bevap Group, Saint Martin Plant, Colorado Mill, USJ, Valdac (Crawford and Siberian), Warnaco (Calvin Klein), Viapar, Julio Simons, Locar, Hyperbrands, it probe, Telefonica, Hispasat satellites, sin implant, Superbac, stainless steel, Post Office (ECT), GuardeAqui, among others.



### Mauro André Weiss

Regulatory Partner

47 **3035-2668**
47 **99950-0192**
mauro.weiss@berkan.com.br

Mauro has 10 years of experience in auditing and consulting. He graduated in Mechanical production Engineering from UNIVILLE and Accounting Sciences
By UNISOCIESC. HE IS post-graduated in Engineering evaluations and expertise by
IBAPE/SC, Post-graduation in Compliance and risk Management from ANHANGUERA, affiliated to CREA/SC no. 109957-0 and IBAPE/SC under no. 0392.

He began his career as a consultancy trainee at EY. Currently, he is a consulting partner at **BERKAN** Business Consulting and Consulting Ltda. And has accumulated experiences in Internal Audit, Corporate risk Management, Corporate Governance, Internal Controls, Sarbanes Oxley, Asset evaluations, Financial evaluations, Project Audit and Regulatory Consulting. Evaluator Engineer accredited by Aneel for the execution of work on Tariff Review, Financial items, fixed assets, Studies and projects for the bidding process and property Control in the Brazilian Electric sector.

Still in the electrical sector, Mauro was responsible for the management and coordination of major project audit works governed by Normative Resolution no. 618/2014, serving clients such as Energisa, CPFL,
AES, Enel, among others.

# CONCLUSION

In accordance with the procedures described and analyzes carried out in the aforementioned documentation, we conclude that the exchange ratio of Omega Geração shares for Omega Energia shares, evaluated by the market values of their respective equities, on the base date of June 30, 2021, For the purposes of Article 264 (paragraph II, paragraphs 1 and 2) of the Corporations Law, it is:

**2.1422 Omega Energia shares for each Omega Geração share**

We emphasize that interpretations of the conclusion of this report should be taken after reading in full, including annexs, and Berkan is not responsible for considerations taken from its partial reading.

This valuation report is therefore concluded, and it is delivered in physical and digital form with the certification of the technical officers, consisting of 26 (twenty-six) pages and 03 (three) annexs.

This report replaces the last report issued on September 23rd, 2021.

Blumenau, October 07th, 2021

Bradlei Ricardo Moretti
PARTNER (CRC/SC-023618/O-6)

Tatiane Schmitz
PARTNER (CRC/SC-038070/O-1)

# Appendix 1 – composition of shares

# COMPOSITION OF THE SHARES

| Number of shares | | Description |
|---|---|---|
| Number of shares (current) | 196,597,201 | Current number of shares |
| Cash shares | 41 | - |
| Number of shares (ex-treasury) | 196,556,201 | Discounting cash shares |
| **SOP Adjustment** | **137,158** | **-** |
| Shares exercised and not issued 2nd plan (1) | 77,878 | Dilution of SOP actions already exercised |
| Shares exercised and not issued 2nd plan (2) | 40.39 | |
| Shares exercised and not issued 2nd plan (3) | 18.89 | |
| **Total Omega Geração shares (ex-treasury and SOP adjusted)** | **196,693,359** | **-** |
| PUT Plural shares (lot 1) | 3,236,607 | Dilution of Plural put in lot 1 |
| Renobrax actions (lot 2) | 373 | and Renobrax in lot 2 |
| **Total Omega Geração shares (ex-treasury and adjusted by SOP and SVP)** | **199,930,339** | **Total shares fully diluted** |

| Contribution controlling participation in Omega Geração | |
|---|---|
| Omega Geração Controllers shares | 73,640,375 |
| Omega Energia issued shares | 151,229,355 |
| **Omega Energia shares (after control contribution)** | **253,876,058** |

Berkan
AUDITORIA & CONSULTORIA

# Appendix 2 – Description of the CGUs

# DESCRIPTION OF the CGUs

| Project | Description | CGU | Participation* | Equity (R$ bi) |
|---|---|---|---|---|
| Assuruá | Assuruá wind Complex | CEA I | 100% | 220.50 |
| Assuruá 2 | Assuruá wind Complex | CEA II. | 100% | 973.00 |
| Assuruá 3 | Assuruá wind Complex | CEA III. | 100% | 253.75 |
| Delta 1 | Delta Piauí wind Complex | Delta 1 | 100% | 308.98 |
| Delta 2 | Delta Piauí wind Complex | Delta 2 | 100% | 366.66 |
| Delta 3 –LEN | Delta Maranhao wind Complex | Delta 3 - LEN | 100% | 1,015.32 |
| Delta 3 - LER | Delta Maranhao wind Complex | Delta 3 - LER | 100% | 197.54 |
| Delta 5 I + Delta 5 II + Delta 6 I + Delta 6 II. | Delta Maranhao wind Complex | Delta 5/6 | 100% | 458.28 |
| Delta 7 + Delta 8 | Delta Maranhao wind Complex | Delta 7/8 | 100% | 447.12 |
| Pirapora | Pirapora solar complex | Pirapora 1 | 50% | 642.44 |
| Pirapora | Pirapora solar complex | Pirapora 2 | 50% | 403.28 |
| Pirapora | Pirapora solar complex | Pirapora 3 | 50% | 272.08 |
| Gargaú | Gargaú wind complex | Gargu | 100% | 204.62 |
| Pipoca | SHPP Pipoca | Pipoca | 51% | 136.09 |
| Omega Geração 1 | PCH Needle saw | Saw | 100% | 30.56 |
| Indaiá Grande + Indaiazinho | Indaiás complex | Indaiás | 100% | 210.43 |
| Chui | Chuí wind Complex | Geribatu | 78% | 641.57 |
| Chui | Chuí wind Complex | Chui | 78% | 340.60 |
| Chui | Chuí wind Complex | Hermenegildo | 100% | 461.71 |
| Ventos da Bahia 1 | VDB 1 wind Complex | VDB 1 | 50% | 220.62 |
| Ventos da Bahia 2 | VDB 2 wind Cómplex | VDB 2 | 50% | 839.75 |
| Ventos da Bahia 3 | VDB 3 wind Complex | VDB 3 | 50% | 368.16 |
| OMC | Omega Trading company | WTO | 51% | - |
| **Total investments evaluated** | | | | **7,160.47** |

*participation of Omega Geração S.A. in the GCs

Berkan
AUDITORIA & CONSULTORIA

# DESCRIPTION OF the CGUs

| Project | Description | CGU | Participation* | Equity (R$ bi) |
|---|---|---|---|---|
| Assuruá 4 | Assuruá Eolic Complex | OD4 | 80% | 798,241 |
| Assuruá 5 | Assuruá Eolic Complex | Assuruá V | 60% | 583,947 |
| Morada do Sol | Morada do Sol Complex | OMDC | 100% | 338,406 |
| **Total investments evaluated** | | | | **1,327,334** |

*New OD participation in UGCs

Berkan
AUDITORIA & CONSULTORIA

# Appendix 3 – macroeconomic assumptions

# CGU PROJECTIONS

## Macroeconomic assumptions

| Macro Assumptions | 2021 | 2022 | 2023 | 2024 | 2025 | 2026 | 2027 | 2028 | 2029 | 2030 | 2031 | 2032 | 2033 | 2034 | 2035 | 2036 | 2037 | 2038 | 2039 | 2040 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| IPCA Index | 1,507 | 1,550 | 1,589 | 1,637 | 1,686 | 1,736 | 1,788 | 1,841 | 1,896 | 1,953 | 2,011 | 2,071 | 2,133 | 2,196 | 2,262 | 2,330 | 2,399 | 2,471 | 2,544 | 2,620 |
| IGPM Index | 2,692 | 2,823 | 2,936 | 3,053 | 3,175 | 3,302 | 3,435 | 3,572 | 3,715 | 3,863 | 4,018 | 4,179 | 4,346 | 4,520 | 4,700 | 4,888 | 5,084 | 5,287 | 5,499 | 5,719 |
| IPCA (%) | 5.17% | 2.86% | 2.52% | 2.99% | 2.99% | 2.99% | 2.99% | 2.99% | 2.99% | 2.99% | 2.99% | 2.99% | 2.99% | 2.99% | 2.99% | 2.99% | 2.99% | 2.99% | 2.99% | 2.99% |
| IGPM (%) | 19.62% | 4.88% | 4.00% | 4.00% | 4.00% | 4.00% | 4.00% | 4.00% | 4.00% | 4.00% | 4.00% | 4.00% | 4.00% | 4.00% | 4.00% | 4.00% | 4.00% | 4.00% | 4.00% | 4.00% |
| PLD in real terms (R$ / MWh) | 184 | 280 | 186 | 155 | 150 | 150 | 150 | 150 | 150 | 150 | 150 | 150 | 150 | 150 | 150 | 150 | 150 | 150 | 150 | 150 |
| Incentivized Energy in real terms (R$ / MWh) | 224 | 320 | 220 | 190 | 180 | 180 | 180 | 180 | 180 | 180 | 180 | 180 | 180 | 180 | 180 | 180 | 180 | 180 | 180 | 180 |

Berkan
AUDITORIA & CONSULTORIA

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